Exhibit 5.1


                             ANDREWS & KURTH L.L.P.
                        2170 BUCKTHORNE PLACE, SUITE 150
                           THE WOODLANDS, TEXAS 77380


                                 April 23, 1999



Board of Directors
SunPharm Corporation
The Veranda, Suite 301
814 Highway A1A
Ponte Vedra Beach, Florida  32082

Ladies and Gentlemen:

                 We have acted as counsel to SunPharm Corporation, a Delaware corporation, (the "Company") in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of an additional 200,000 shares (the "Shares") of the Company's common stock, $.0001 par value, to be issued pursuant to SunPharm Corporation's Amended and Restated 1995 Non-employee Directors' Stock Option Plan (the "Plan").

                 As a basis for the opinions hereinafter expressed, we have examined copies of such statutes, regulations, corporate records and documents, certificates of public and corporate officials and other agreements, contracts, documents and instruments as we have deemed necessary for the purposes of the opinions contained herein. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. We have also relied, to the extent we deem such reliance proper, on information supplied by officers and employees of the Company with respect to various factual matters material to our opinion.

                 Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized, and that such Shares will, when issued and paid for in accordance with the terms of the Plan, be legally issued, fully paid and nonassessable.

                 The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant federal laws of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

                 We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,


                                            ANDREWS & KURTH L.L.P.

1536/2610